[Letterhead of Moss Adams]

EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No.333-192990) on Form S-8 of our report dated March 24, 2016, relating to the statement of assets acquired and liabilities assumed by FS Bancorp, Inc. and subsidiary appearing in this Current Report on Form 8-K of FS Bancorp, Inc.

/s/ Moss Adams LLP

Everett, Washington
April 7, 2016